Exhibit 10.7

SEPARATION/CONSULTING AGREEMENT

This Separation/Consulting Agreement (“Agreement”) is made and entered into by and between Thomas Wilder, whose address is 1841 Port Sheffield Place, Newport Beach, CA 92660 (“Employee”) and ev3 Inc., whose address is 9600 54th Avenue North, Plymouth, MN 55442 (“Employer”).

WHEREAS, Employee and Employer desire to terminate the employment relationship between them in an orderly and mutually satisfactory manner; and

WHEREAS, Employee and Employer want to fully address their relationship going forward.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Employee and Employer agree as follows:

1.                                       Employer. The term “Employer” as used in this Agreement shall mean any entity related to ev3 Inc., in the present or past, including without limitation, its predecessors, successors, parents, stockholders, subsidiaries, affiliates, joint venture partners and divisions, and any of its present and past officers, directors, employees, agents, consultants, attorneys, insurers and the present and past fiduciaries of any employee benefit plan providing benefits to Employer.

2.                                       Resignation.  Employee hereby acknowledges and confirms Employee’s resignation as an employee of Employer, effective June 30, 2006 (the “Resignation Date”).  By Employee’s signature on this Agreement, Employee acknowledges that Employee has voluntarily resigned Employee’s employment with Employer as of the Resignation Date.  Effective April 3, 2006, Employee resigns as an executive officer and all other officer and director positions of Employer and/or any direct or indirect subsidiaries of Employer.

3.                                       Payments.  Employee acknowledges that Employer has made all payments due Employee, including, but not limited to, salary, commissions, bonus, expense reimbursement, vacation pay, and payments due pursuant to any contract(s) between Employer and Employee except as set forth in this Agreement.

4.                                       Vacation Pay.  Employee agrees, in consultation and coordination with Employer’s Chief Executive Officer, to take and use all remaining accrued vacation time prior to the Resignation Date and Employee further agrees that he will make no claim after the Resignation Date for accrued but unused vacation time.

5.                                       Consulting Services.  In consideration for allowing Employee to remain as an active employee through the Resignation Date, Employee agrees to provide Consulting Services to Employer for a period of one (1) year after the Resignation Date.  Employee will provide such Consulting Services to Employer at no charge for up to eight (8) hours per month.  For any Consulting Services requested by Employer in excess of eight (8) hours per month during the one (1) year consulting period, Employer shall pay Employee as follows: (i) if Employee provides Consulting Services to Employer for a full day, or a

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substantially full day, Employer shall pay Employee in the amount of $1,000; and (ii) if Employee provides Consulting Services to Employer for a half-day, Employer shall pay Employee in the amount of $500.  All Consulting Services shall be at Employer’s reasonable request and may be related to any aspect of Employer’s business.  All such requests by Employer shall be made either by Employer’s Chief Executive Officer or Chief Legal Officer.

6.                                       Consulting Payments.  For the payments for Consulting Services, Employee shall be responsible for the payment of all taxes including but not limited to FICA, which are due and payable to all governmental or regulatory authorities, and recognizes that Employer will be issuing a Form 1099 for the payment of any Consulting Services.  Employee shall submit to Employer a monthly invoice describing with specificity the Consulting Services provided by Employee during the applicable period.  Payment will be made only for Services performed at Employer’s request.  Employer shall make payment to Employee within forty-five (45) days of Employer’s receipt of Employee’s invoice

7.                                       Employee Representations.  Employee represents that Employee is legally able and entitled to receive the payments for Consulting Services.  Employee agrees that Employee will defend, indemnify and hold Employer harmless from any and all claims, actions, losses, taxes, attorney’s fees, interest, penalties and expenses of any sort relating to a breach of the representations contained in this section and Employee’s obligation to pay taxes on the payments.

8.                                       Return of Property.  Employee represents that Employee will return to Employer, on or before the Resignation Date, all its property, including without limitation records, correspondence, proprietary and confidential information, computer equipment, electronic or paper files and documents, corporate credit cards, cell phone, badge and keys.  Employee acknowledges that Employer is expressly relying on this representation in entering into this Agreement and it is a material term of the Agreement.

9.                                       Unit/Stock Options.  Employee’s rights to any stock options shall be determined in accordance with the applicable written agreement(s) and/or plan(s) governing such stock options.

10.                                 Insurance.  Employee’s coverage under Employer’s health, dental and life insurance plans shall continue until June 30, 2006.  Thereafter, Employee’s right to continue coverage shall be governed by applicable law, plan documents, and insurance policies and all premiums or other charges shall be the sole responsibility of Employee.  Employee’s disability insurance shall terminate as of the termination of Employee’s employment.

11.                                 Business Protections.  The parties acknowledge and agree that the Employee Confidential Information Agreement, signed by Employee as of August 20, 2002 is valid and enforceable by Employer.  In consideration of the mutual promises and commitments set forth in this Agreement, Employee acknowledges and reaffirms all obligations under the Employee Confidential Information Agreement, which obligations continue in full force and effect.

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12.                                 Investigations and Litigation.  Employee agrees that Employee will, at any future time, be available upon reasonable notice from Employer, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters concerning which Employee has or may have knowledge as a result of or in connection with Employee’s employment by Employer or any related entity. This includes, but is not limited to, the University of California/Boston Scientific neurovascular coil litigation pending in any and all jurisdictions.  In performing Employee’s obligations under this section to testify or otherwise provide information, Employee will honestly, truthfully, forthrightly, and completely provide the information requested. Employee will comply with this Agreement upon notice from Employer that Employer or its attorneys believe that Employee’s compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims.  Employer agrees to pay Employee as described in Paragraph 5, even if such services occur after the one-year consulting term.

13.                                 Governing Law and Venue.  This Agreement shall be governed by, and construed and enforced in accordance with Minnesota law, except to the extent it is pre-empted by federal law.  The parties agree that any dispute relating to this Agreement shall be subject to the jurisdiction of the courts within the State of Minnesota, Hennepin County.

14.                                 Entire Agreement.  This Agreement contains all the understandings and agreements between the parties concerning Employee’s employment with and separation from employment with Employer and supersedes any and all prior agreements and understandings, whether written or oral, relating to the matters addressed in this Agreement, except the Employee Confidential Information Agreement shall remain in full force and effect.  The parties specifically acknowledge and agree that: (i) Employee’s Change in Control Agreements with Employer and/or any of its subsidiaries or affiliates are hereby void and of no further force or effect; and (ii) Employee’s Employment Letter Agreement shall be void and of no further force or effect as of the Resignation Date. The parties agree that there were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement.  Any modification of or addition to this Agreement must be in writing and signed by Employee and Employer’s CEO or Vice-President of Human Resources.

ev3 Inc.		Employee

/s/ Greg Morrison		/s/ Thomas Wilder
Greg Morrison		Thomas Wilder
Vice-President, Human Resources

Date Signed:	4/3/06	Date Signed:	4/3/06

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AMENDMENT TO SEPARATION/CONSULTING AGREEMENT

This Amendment to Separation/Consulting Agreement (this “Amendment”) is made and entered into by and between Thomas C. Wilder III, whose address is 1841 Port Sheffield Place, Newport Beach, CA 92660 (“Employee”) and ev3 Inc., whose address is 9600 54th Avenue North, Plymouth, MN 55442 (“Employer”).

WHEREAS, Employee and Employer have previously entered into that certain Separation/Consulting Agreement dated as of April 3, 2006 (the “Original Agreement”) pursuant to which the Employee and Employer intended to terminate the employment relationship between them in an orderly and mutually satisfactory manner and address their relationship going forward; and

WHEREAS, Employee and Employer want to amend the consulting services provision and clarify the stock option provision of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Employee and Employer agree as follows:

1.                                       Consulting Services.  Section 5 of the Original Agreement is hereby amended in its entirety to state as follows:

“In consideration for allowing Employee to remain as an active employee through the Resignation Date, Employee agrees to provide certain Consulting Services to Employer through August 31, 2006 as described in more detail on Exhibit A attached hereto, and after August 31, 2006, to make himself available to assist Employer’s management and legal counsel regarding the global intellectual property legal proceedings regarding neuro coils of which Micro Therapeutics, Inc. is subject, through the date such legal proceedings are finally resolved.  Employee will provide the Consulting Services listed on Exhibit A through August 31, 2006 in exchange for an aggregate payment of $5,000.  Employee will provide the other consulting assistance as may be requested after August 31, 2006 to Employer at no charge for up to eight (8) hours per month.  For any assistance requested by Employer in excess of eight (8) hours per month, Employer shall pay Employee as follows: (i) if Employee provides assistance to Employer for a full day, or a substantially full day, Employer shall pay Employee in the amount of $1,000; and (ii) if Employee provides assistance to Employer for a half-day, Employer shall pay Employee in the amount of $500.  All Consulting Services and assistance shall be at Employer’s reasonable request.  All requests by Employer for Consulting Services and other assistance by Employee shall be made either by Employer’s Chief Executive Officer or Chief Legal Officer.”

2.                                       Unit/Stock Options.  Section 9 of the Original Agreement is hereby amended in its entirety to state as follows:

“Employee’s rights to any stock options shall be determined in accordance with the applicable written agreement(s) and/or plan(s) governing such stock options; provided, however, that Employee hereby waives any additional vesting of his Employer stock options after June 30, 2006.  For purposes of clarity, Employee and Employer hereby understand, acknowledge and agree that pursuant to the terms of such agreement(s) and/or plan(s), the 30-day period in which Employee will be able to exercise any unexercised and unexpired Employer stock options will commence on August 30, 2006, the last day of which Employee will be providing scheduled consulting services hereunder, and will terminate on September 30, 2006.”

3.                                     No Other Changes.  Except as specifically amended by this Amendment, all other provisions of the Original Agreement shall remain in full force and effect.  This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Original Agreement by any party hereto.

4.                                     Capitalized Terms.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement, as in effect on the date hereof.

5.                                     Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

ev3 Inc.			Employee

/s/ Patrick D. Spangler		/s/ Thomas C. Wilder III
By: Patrick D. Spangler			Thomas C. Wilder III
Title: CFO

Date Signed:	7/25/06	Date Signed:	7/24/06

EXHIBIT A

Description of Consulting Services To Be Provided Prior to August 31, 2006

•                  Attend three meetings with Matthew Jenusaitis and certain other individuals, to be determined, to provide history and strategy regarding the UCAL/BSC global coil litigation;

•                  Attend one meeting with Matthew Jenusaitis, Cecily Hines, and certain other individuals, to be determined, to provide history of the negotiations related to the Phenox equity acquisition;

•                  Attend one meeting with Jim Corbett and Matthew Jenusaitis to provide a retrospective on neurovascular product strategies;

•                  Attend one meeting with Jim Corbett and Matthew Jenusaitis to provide an organizational review of key individuals in the ev3 neurovascular division.

All Consulting Services listed on this Exhibit A shall be provided by Employee in person on location at Employer’s Irvine, California facility.